As filed with the Securities and Exchange Commission on January 30, 2009

Registration Statement No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky	20-0865835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard P.O. Box 391 Covington, Kentucky	41012-0391 (Zip Code)
(Address of Principal Executive Offices)

Ashland Inc. Employee Savings Plan
(Full title of the plan)

David L. Hausrath, Esq.
Senior Vice President and General Counsel
50 E. RiverCenter Boulevard
Covington, Kentucky  41012-0391
(859) 815-3333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,000,000 shares(2)	$9.32(3)	$46,575,000	$1,831
1   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional shares as may be required in the event of a stock split, stock dividend or similar transaction that results in an increase in the number of shares of Common Stock.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
2   Represents shares of Common Stock purchasable by Plan participants who are making contributions to the Plan through payroll deductions and have elected to invest such contributions in shares of Common Stock, as well as shares of Common Stock that may be allocated to such participants’ accounts as a result of Company matching contributions.
3   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under  the Securities Act based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on January 27, 2009.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed to register the offer and sale of an additional 5,000,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), to be available under the Ashland Inc. Employee Savings Plan, as amended (the “Plan”).  Accordingly, pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 filed on December 18, 1989 (Commission File No. 33-32612), as supplemented and amended by Post-Effective Amendment No. 1 thereto filed on August 9, 2005 (Commission File No. 33-32612-99) are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that Ashland Inc. (“Ashland”) and the Plan can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. Ashland and the Plan incorporate by reference the documents listed below:

(a)	Ashland’s Annual Report filed on Form 10-K for the year ended September 30, 2008, filed on November 26, 2008.
(b)	Ashland Inc. Employee Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2007, filed on June 25, 2008.
(c)	Ashland’s Current Reports on Form 8-K filed on November 14, 2008, November 19, 2008, November 20, 2008 (three), December 1, 2008, December 16, 2008, December 18, 2008 and January 7, 2009.
(d)	The description of Ashland’s Common Stock contained in our registration statement on Form S-4 filed with the SEC on August 8, 2008, as amended.

In addition, any future filings made by Ashland or the Plan with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

David B. Mattingly has rendered a legal opinion, filed as Exhibit 5 hereto, with respect to the legality of the securities registered hereby. Mr. Mattingly is an employee of and in-house counsel to Ashland.

Item 6.	Indemnification of Directors and Officers

(a)    Kentucky General Corporation Law

Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act (which we refer to as the “KBCA”) provide for indemnification of directors, officers, employees and agents of Kentucky Corporations, subject to certain limitations. Although the below discussion is specific to directors, Section 271B.8-560 permits a corporation to indemnify and advance expenses to officers, employees and agents to the same extent as a director and gives an officer who is not a director the same statutory right to mandatory indemnification and to apply for court-ordered indemnification as afforded a director. A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors, or contract.

Section 271B.8-520 of the KBCA provides that, unless limited by the articles of incorporation, a corporation shall indemnify against reasonable expenses incurred in connection with a proceeding any director who entirely prevails in the defense of any proceeding to which the individual was a party because he or she is or was a director of the corporation. The term “proceeding” includes any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

Section 271B.8-510 of the KBCA permits a corporation to indemnify an individual who is made a party to a proceeding because the individual is or was a director, as long as the individual (i) conducted himself or herself in good faith, (ii) reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the best interests of the corporation or, in all other cases, was at least not opposed to its best interests, and (iii) in a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere shall not be, alone, determinative that the director did not meet the applicable standard of care. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses.

Section 271B.8-510 of the KBCA specifically prohibits indemnification in (i) a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, where the director is adjudged liable on the basis of having received an improper personal benefit.

Pursuant to Section 271B.8-550, a determination that indemnification is permissible because the individual met the applicable standard of conduct must first be made before a director can be indemnified. This determination can be made (i) by majority vote of a quorum of disinterested directors or, if a quorum cannot be obtained, by majority vote of a committee made up solely of two or more disinterested directors, (ii) by special legal counsel selected by the majority vote of a quorum of disinterested directors or, if a quorum cannot be obtained, by majority vote of a committee made up solely of two or more disinterested directors; provided, however, if there are not two disinterested directors, then legal counsel can be selected by a majority vote of the full board of directors, or (iii) by the shareholders, but shares owned by any interested director cannot be voted.

Under Section 271B.8-530, Ashland may advance expenses incurred by a director who is party to a proceeding prior to the final disposition if (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the KBCA standards of director conduct, (ii) the director furnishes the corporation with a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts known to those making the determination would not preclude indemnification under the KBCA’s director indemnification provisions.

The indemnification and advancement of expenses provided by, or granted pursuant to, KBCA Sections 271B.8-500 – 271B.8-580 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

(b)     Articles of Incorporation and By-Laws of Ashland

In general, Article X of Ashland’s articles of incorporation and Article IX, Section 1 of Ashland’s by-laws provide for indemnification of any individual who was or is a party to any threatened, pending or completed claim, action, suit or proceeding by reason of his or her status as a director, officer or employee of Ashland or of another entity at Ashland’s request (collectively referred to as a “covered person”) against any reasonable costs and expenses (including attorneys’ fees) and any liabilities (including judgments, fines, penalties or reasonable settlements) reasonably paid by or imposed against the individual if the individual:

•	has been successful on the merits or otherwise with respect to such claim, action, suit or proceeding; or
•
acted in good faith, in what the person reasonably believed to be the best interests of Ashland or such other entity, as the case may be, and in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Pursuant to Article IX, Sections 2-4 of Ashland’s by-laws, indemnification based on good faith and reasonable belief shall be made unless it is determined by any of the following that the covered person has not met the standard of conduct required for good faith indemnification (as described above):

•	the board of directors, acting by a quorum consisting of directors who were not parties to (or who were determined to have been successful with respect to) the claim, action, suit or proceeding;
•	a committee of the board of directors consisting of directors who were not parties to (or who were determined to have been successful with respect to) the claim, action suit or proceeding;
•	any officer or group of officers who, by resolution adopted by the board of directors, has been given authority to make such determinations; or
•	either of the following selected by the board of directors if a disinterested committee of the board cannot be obtained:
(i)	independent legal counsel (who may be the regular counsel of Ashland) who has delivered to Ashland a written determination; or
(ii)	an arbitrator or a panel of arbitrators (which panel may include directors, officers, employees or agents of Ashland) who has delivered to Ashland a written determination.

Article IX, Section 5 of Ashland’s by-laws requires Ashland to advance expenses to a director, officer or employee prior to the final disposition of the claim, action, suit or proceeding, but the individual shall be obligated to repay the advances if it is ultimately determined that the individual is not entitled to indemnification. In addition, the by-laws provide that Ashland may, as a condition to advance the expenses, require the director, officer or employee to sign a written instrument acknowledging such obligation to repay expenses if it is ultimately determined that the person is not entitled to indemnity. Ashland also may refuse to advance expenses or discontinue advancing expenses if it is determined by Ashland, in its sole and exclusive discretion, not to be in the best interest of Ashland.

Notwithstanding the other provisions of Article IX, pursuant to Article IX, Section 6 of Ashland’s by-laws, no person shall be indemnified in respect of any claim, action, suit or proceeding, initiated by such person or such person’s representative, or which involved the voluntary solicitation or intervention of such person or such person’s representative. Article IX, Section 7 of the by-laws provides that the rights of indemnification provided under Article IX shall be in addition to any other rights to which the director, officer or employee may otherwise be entitled. Further, in the event of any such person’s death, then their indemnification rights extend to their heirs and legal representatives.

(c)     Contracts

Article X of the articles of incorporation of Ashland provide that Ashland may take such steps as may be deemed appropriate by the board of directors to provide indemnification to any such person, including entering into indemnification contracts between Ashland and individual directors, officers, employees or agents which might provide rights to indemnification which are broader or otherwise different than those authorized by the articles of incorporation.

Ashland has entered into indemnification agreements with each of its directors and executive employment contracts with certain of its executive officers that require indemnification to the fullest extent permitted by law (as described above), subject to certain exceptions and limitations.

Subject to certain exclusions (as discussed below), the director indemnification agreements require Ashland to provide indemnity to a director for reasonable costs and expenses (including attorneys’ fees) and liabilities (including judgments, fines, penalties and reasonable settlements) incurred by such director in connection with any lawsuit or proceeding in which such director is, was or is threatened to be involved as a party, witness or otherwise by reason of the director’s position with Ashland. Such indemnification agreements also provide that Ashland must advance the expenses of a director in connection with a lawsuit or proceeding potentially covered by the provisions of the indemnification agreement upon the written request of the director. Such advancements are to be made with the understanding that the director may be required to repay them if it is determined that he or she is not entitled to indemnity in accordance with the indemnification agreements.

Under the indemnification agreements, indemnity is excluded if a court of competent jurisdiction in a lawsuit or proceeding to which the director is a party finally adjudicates that indemnity is prohibited by law, or to the extent that, prior to a change in control, a majority of Ashland’s directors (or a duly designated committee thereof) determines that the amount of expenses and/or settlements for which indemnification is sought is unreasonable.

Such indemnification agreements are in effect during the service as a director and continue after termination of service as to lawsuits or proceedings arising as a result of acts or omissions during the director’s service to Ashland. A director must notify Ashland in writing within 20 days after actual notice that he or she will be a party, witness or otherwise involved in a lawsuit or proceeding.

(d)     Insurance

Section 271B.8-570 permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who is or was serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have power to indemnify against the same liability.

Article X of the articles of incorporation of Ashland provide that Ashland may take such steps, as may be deemed appropriate by the board of directors and subject to the occurrence of such terms and conditions as may be deemed appropriate by the board of directors, to secure payment of such amounts as are required to effect any indemnification permitted or authorized by Article X, including purchasing and maintaining insurance, creating a trust fund, granting security interests or using other means (including, without limitation, irrevocable letters of credit).

Ashland has purchased insurance that insures (subject to certain terms and conditions, exclusions and deductibles) Ashland against certain costs that it might be required to pay by way of indemnification to directors or officers under its articles of incorporation or by-laws, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by Ashland. In addition, Ashland has purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that Ashland or the fiduciaries under their employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 8.	Exhibits

(a) Exhibits

Exhibit No.	Description of Exhibit
4.1	Ashland Inc. Employee Savings Plan dated November 21, 2002, including all amendments through January 30, 2009 (filed herewith)

5	Opinion of David B. Mattingly as to the legality of the securities being registered (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of David B. Mattingly relating to opinion as to the legality of the securities being registered (included in Exhibit 5)

24	Power of Attorney, including Board of Directors resolutions (filed herewith)

Ashland hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on January 30, 2009.

ASHLAND INC.

By:	/s/ Lamar M. Chambers
Lamar M. Chambers
Senior Vice President, and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 30, 2009.

Name	Capacity

*	Chairman, Chief Executive Officer and Director
James J. O’Brien

/s/ LAMAR M. CHAMBERS	Senior Vice President and Chief Financial Officer
Lamar M. Chambers

*	Vice President and Controller
J. William Heitman

*	Director
Roger W. Hale

*	Director
Vada O. Manager

*	Director
Barry W. Perry

*	Director
Mark C. Rohr

*	Director
George A. Schaefer, Jr.

*	Director
Theodore M. Solso

*	Director
John F. Turner

*	By:	/s/ David L. Hausrath
	Name:	David L. Hausrath
	Title:	Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on
January 30, 2009.

ASHLAND INC. EMPLOYEE SAVINGS PLAN

By:	/s/ Susan B. Esler
Susan B. Esler
Senior Vice President, Human Resources and Communications

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Ashland Inc. Employee Savings Plan dated November 21, 2002, including all amendments through January 30, 2009 (filed herewith)

5	Opinion of David B. Mattingly as to the legality of the securities being registered (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of David B. Mattingly relating to opinion as to the legality of the securities being registered (included in Exhibit 5)

24	Power of Attorney, including Board of Directors resolutions (filed herewith)